Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ANBANG INSURANCE GROUP CO., LTD.,

AB INFINITY HOLDING, INC.,

AB MERGER SUB, INC.

and

FIDELITY & GUARANTY LIFE

Dated as of November 8, 2015

i

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation By-laws
Exhibit C	Stockholder Written Consent

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of November 8, 2015, is by and among Anbang Insurance Group Co., Ltd., a joint-stock insurance company established in the People’s Republic of China (“AIG”), AB Infinity Holding, Inc., a Delaware corporation and wholly-owned subsidiary of AIG (“Parent”), AB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its respective stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions adopting and approving this Agreement, the Merger and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to AIG’s and Parent’s willingness to enter into this Agreement, a certain stockholder of the Company is executing and delivering to the Company and Parent an irrevocable written consent pursuant to which such holder shall approve and adopt this Agreement in accordance with Sections 228 and 251(c) of the DGCL;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions adopting and approving this Agreement, the Merger and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by its sole stockholder of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, the Board of Directors of AIG and Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Defined Terms.

“Action” shall mean any actual or pending action, suit, investigation (other than any ordinary course examination by any Governmental Authority) or proceeding by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.06(b).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that Leucadia National Corporation and Fortress Investment Group LLC and their respective Affiliates, other than HRG Group, Inc. and its controlled Affiliates, shall not constitute “Affiliates” of the Company.

“Agreement” shall have the meaning set forth in the Preamble.

“AIG” shall have the meaning set forth in the Preamble.

“AIG By-laws” shall mean AIG’s By-laws as in effect as of the date hereof.

“AIG Disclosure Letter” shall mean the AIG Disclosure Letter dated the date hereof and delivered by AIG to the Company prior to the execution of this Agreement.

“AIG Material Adverse Effect” shall mean any change, event or effect that prevents or materially delays or impairs the ability of AIG or Parent to perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

“AIG Permits” shall mean all authorizations, licenses, permits, exemptions, franchises, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of the businesses of AIG and its Subsidiaries.

“Amendment” shall have the meaning set forth in Section 6.07(a).

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies with, the provisions of Section 262 of the DGCL.

“beneficial owner” shall have the meaning assigned in Rule 13d-3 under the Exchange Act.

“Benefit Plan” shall have the meaning set forth in Section 4.17(a).

“Book-Entry Share” shall mean each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Burdensome Condition” shall have the meaning set forth in Section 6.03(h).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Beijing, People’s Republic of China are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each Book-Entry Share.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Notice” shall have the meaning set forth in Section 6.03(c).

“Change in Circumstance” shall mean any material event or development or material change in circumstance with respect to the Company or its Subsidiaries occurring or arising from or after the date of this Agreement that was not known or reasonably foreseeable to the Company Board of Directors prior to the date hereof; provided, that in no event shall the receipt, existence or terms of a Takeover Proposal constitute a Change in Circumstance.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of September 30, 2014 and the footnotes thereto set forth in the Company 10-K.

“Company Board of Directors” shall have the meaning set forth in the Recitals.

“Company By-laws” shall mean the Second Amended and Restated By-laws of the Company as amended and restated and as in effect as of the date hereof.

“Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company as amended and restated and as in effect as of the date hereof.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employee” shall have the meaning set forth in Section 6.10(a).

“Company Equity Plan” shall mean the 2013 Stock Incentive Plan and any other plan or award agreement pursuant to which outstanding Company Stock Options, Company Performance RSUs and Company Restricted Stock Rights have been granted.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries (including any related notes and schedules attached thereto) included in the Company Reports.

“Company Indenture” shall mean the Indenture, dated as of March 27, 2013, by and among Fidelity & Guaranty Life Holdings, as issuer, the subsidiary guarantors parties thereto and Wells Fargo Bank, National Association, as Trustee, as amended or modified from time to time.

“Company Insurance Subsidiaries” shall have the meaning set forth in Section 4.11(a).

“Company Material Adverse Effect” shall mean (i) any change, event or effect that, individually or in the aggregate with all other changes, events or effects has a material adverse effect on the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change, event or effect that results from changes affecting the United States life insurance and annuity industry or the United States economy, or from changes after the date of this Agreement in worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause thereof) or any change in the price or trading volume of the Company Common Stock (but not the underlying cause thereof), (c) any change, event or effect arising out of the entering into, announcement of and performance of this Agreement, including compliance with the covenants set forth herein, and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders or employees of the Company and its Subsidiaries, (d) the outbreak or escalation of war, military action, sabotage or acts of terrorism, or changes due to any pandemic, natural disaster or other act of nature, in each case involving or impacting the United States and arising or occurring after the date of this Agreement, (e) any action taken or omitted to be taken by the Company at the request or with the prior consent of AIG, Parent or Merger Sub or the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates, (f) changes in or adoption of any applicable Laws or applicable accounting regulations or principles or interpretations thereof (including changes in GAAP or in SAP prescribed by applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board) occurring after the date of this Agreement and (g) any downgrade in the credit rating or financial strength rating of the Company, any of its Subsidiaries or its or their outstanding debt (but not the underlying cause thereof) if the applicable rating agency’s reason(s) for such action are primarily attributable to any change or changes in the business operations and prospects of the Company and its Subsidiaries proposed by AIG, Parent, any of its Subsidiaries or its or their Representatives; except with respect to clauses (a), (d) or (f), to the extent that such change, event or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate or (ii) any change, event or effect that prevents or materially delays or impairs the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

“Company Performance RSU” shall mean a performance restricted stock unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash after the vesting or lapse of restrictions applicable to such performance restricted stock unit.

“Company Permits” shall mean all authorizations, licenses, permits, exemptions, franchises, consents, certificates, approvals and orders of all Governmental Authorities issued or granted for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Recommendation” shall have the meaning set forth in Section 6.05.

“Company Reports” shall mean all forms, reports, statements, schedules attached thereto, prospectuses, registration statements, definitive proxy statements and other documents (as supplemented and amended since the time of filing) filed, furnished or required to be filed or furnished by the Company with the SEC since June 30, 2014.

“Company Required Vote” shall mean the affirmative vote or written consent of the holders of at least a majority of the outstanding Shares in favor of adoption of this Agreement.

“Company Restricted Stock Right” shall mean a share of Company Common Stock granted pursuant to a Company Equity Plan that vests solely on the basis of time.

“Company SAP Statements” shall have the meaning set forth in Section 4.11.

“Company Stock Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to register, issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests or voting securities in, the Company.

“Company Stockholders” shall have the meaning set forth in the Recitals.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.

“Company Termination Fee” shall be $51,450,000.

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement between the Company and Anbang Group Holdings Co. Limited, effective as of May 12, 2015.

“Contract” shall have the meaning set forth in Section 4.05(a).

“control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Converted Shares” shall have the meaning set forth in Section 2.04(b).

“Credit Agreement” shall have the meaning set forth in Section 6.07(a).

“Delaware Courts” shall have the meaning set forth in Section 9.07.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DGCL” shall have the meaning set forth in the Recitals.

“DPA” means Section 721 of the Defense Production Act of 1950, codified at 50 U.S.C. App. § 2170.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

“Environmental Laws” shall mean any Laws governing pollution or the protection of human health or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.01.

“Fidelity & Guaranty Life Holdings” shall mean Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission, self-regulatory agency or other governmental authority or agency, domestic or foreign.

“Indebtedness” shall have the meaning set forth in Section 6.01(h).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Information Statement” shall mean a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Merger and this Agreement.

“Insurance Contract” shall mean any insurance policy or contract, or any annuity contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Subsidiaries prior to the Closing.

“Insurance Laws” shall have the meaning set forth in Section 4.11(a).

“Insurance Regulatory Authority” shall mean, with respect to any jurisdiction, the Governmental Authority charged with the supervision of a Company Insurance Subsidiary in such jurisdiction.

“Intellectual Property Rights” shall mean all intellectual property worldwide, including trademarks, service marks, trade names, fictitious names, trade dress, logos, corporate names, social media identifiers, and other indicia of origin, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing; domain names; patents, including pending applications, provisional applications, continuations, continuations-in-part, divisionals, reissues, and reexaminations thereof and therefor; copyrights, whether registered or unregistered, and all applications for registration thereof; and know-how, trade secrets and similar proprietary intellectual property rights.

“Investment Assets” shall have the meaning set forth in Section 4.14(a).

“Investment Guidelines” shall have the meaning set forth in Section 4.14(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the

Company Disclosure Letter of such fact or matter as of the date hereof, in each case, after reasonable inquiry, and (b) AIG as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the AIG Disclosure Letter of such fact or matter as of the date hereof, in each case, after reasonable inquiry.

“Law” shall mean any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 3.02(a).

“Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance, hypothecation, option or conditional sale or other title retention agreement or transfer restriction.

“Material Contract” shall have the meaning set forth in Section 4.10(a).

“Maximum Premium” shall have the meaning set forth in Section 6.11(b).

“Measurement Date” shall have the meaning set forth in Section 4.03(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.04(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“New Financing” shall have the meaning set forth in Section 6.07(a).

“Notes” shall have the meaning set forth in the Company Indenture.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.06(b).

“Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Outside Actuarial Analysis” shall have the meaning set forth in Section 4.12(b).

“Outside Termination Date” shall have the meaning set forth in Section 8.01(g).

“Parent” shall have the meaning set forth in the Preamble.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Permitted Liens” means (a) any Liens disclosed in the Company Financial Statements, (b) Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business or pursuant to original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (e) Liens related to deposits to secure policyholders’ obligations as required by the insurance departments of the various states, (f) Liens or other restrictions on transfer imposed by applicable insurance Law, (g) Liens incurred or deposits made to a Governmental Authority in connection with a Company Permit, (h) clearing and settlement Liens on securities and other investment assets incurred in the ordinary course of clearing and settlement transactions in such securities and other investment assets and holding them with custodians, (i) Liens recorded against, and landlords’ or lessors’ liens under, the leases and/or subleases set forth in Section 4.21 of the Company Disclosure Letter and (j) Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value or the continued use or operation of any assets that are material to the conduct of the business of the Company and its Subsidiaries, taken as whole, as conducted on the date hereof.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

“Producers” shall mean the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Registered Intellectual Property Rights” shall have the meaning set forth in Section 4.19.

“Reinsurance Contracts” shall have the meaning set forth in Section 4.13.

“Representatives” shall mean directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.01(c).

“Reserves” shall mean all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premium arising under or in connection with an Insurance Contract issued by a Company Insurance Subsidiary as required by SAP.

“SAP” shall mean, as to any Company Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the applicable Insurance Regulatory Authority.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Shares” shall have the meaning set forth in Section 2.04(a).

“Stockholder Written Consent” shall have the meaning set forth in Section 6.04(a).

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Cancellation Amount” shall have the meaning set forth in Section 2.07(d)(i).

“Subsidiary Stock Plan” shall mean the Fidelity & Guaranty Life Holdings Amended and Restated Stock Incentive Plan, dated November 7, 2013.

“Subsidiary Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to register, issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests or voting securities in, any Subsidiary of the Company.

“Superior Proposal” shall mean any Takeover Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%), that the Company Board of Directors determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing term), as the Company Board of Directors considers to be appropriate, (a) is more favorable to the stockholders of the Company from a financial point of view than the Merger and (b) is reasonably likely to be consummated on the terms proposed.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock, (ii) 15% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its Subsidiaries that generate 15% or more of consolidated revenues or net income, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or any Company Insurance Subsidiary, other than, in each case, the transactions contemplated by this Agreement.

“Takeover Proposal Documentation” shall mean any letter of intent, agreement in principle, memorandum of understanding, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.06(a)).

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, schedule or attachment, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than AIG, Parent, Merger Sub or any Affiliates thereof.

“U.S. Regulatory Filings” shall mean the filings to be made pursuant to clauses (i), (ii), (iii) and (v) of Section 6.03(c).

“Written Consent Delivery Period” shall have the meaning set forth in Section 6.04(a).

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated: (i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to November 8, 2015; and (viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the AIG Disclosure Letter) to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means AIG, Parent, Merger Sub or the Company and references to “parties” hereto means AIG, Parent, Merger Sub and the Company.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the AIG Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

(j) The phrase “made available,” when used in reference to anything made available to Parent shall mean made available to AIG, Parent or Merger Sub.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the date that is the tenth (10th) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another time, date or place is agreed to in writing by the parties (the date on which the Closing occurs, the “Closing Date”).

Section 2.03 Effective Time; Effect of the Merger. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary by Parent. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.

Section 2.04 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of AIG, Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 2.04(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares and Company Restricted Stock Rights) shall be cancelled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically only into the right to receive, in cash, without interest, $26.80 (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share owned by the Company as treasury stock or otherwise and each Share owned by AIG, Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each Share owned by any Subsidiary of the Company and each Share owned by any Subsidiary of AIG other than Merger Sub immediately prior to the Effective Time (the “Converted Shares”) shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, along with any Converted Shares, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.05 Organizational Documents.

(a) At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.11).

(b) At the Effective Time, pursuant to the Merger, the by-laws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B, and, as so amended, shall be the by-laws of the Surviving Corporation. Thereafter, the by-laws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.11).

Section 2.06 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.07 Treatment of Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights and Cash-Settled Awards.

(a) Company Stock Options. At the Effective Time, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount, if any, equal to the product of (i) the total number of Shares underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option. Each Company Stock Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(a). In the event the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any payment in respect thereof.

(b) Company Performance RSUs. At the Effective Time, each Company Performance RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) the Merger Consideration; provided, that for purposes of clause (i), the number of shares of Company Common Stock in respect of such Company Performance RSU immediately prior to the Effective Time shall be deemed to be the target number of shares of Company Common Stock subject to such Company Performance RSU. Each Company Performance RSU issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(b).

(c) Company Restricted Stock Rights. At the Effective Time, each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Right multiplied by (ii) the Merger Consideration. Each Company Restricted Stock Right issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(c).

(d) Cash-Settled Awards.

(i) Fidelity & Guaranty Life Holdings Stock Options. At the Effective Time, any stock option under the Subsidiary Stock Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (A) the number of shares of Fidelity & Guaranty Life Holdings common stock underlying such stock option multiplied by (B) the excess, if any, of $152.44 (the “Subsidiary Cancellation Amount”) over the exercise price per share of Fidelity & Guaranty Life Holdings common stock underlying such stock option. Each Fidelity & Guaranty Life Holdings stock option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(i). In the event the exercise price of any stock option under the Subsidiary Stock Plan is equal to or greater than the Subsidiary Cancellation Amount, such stock option under the Subsidiary Stock Plan shall be cancelled without any payment in respect thereof.

(ii) Fidelity & Guaranty Life Holdings Restricted Stock Units. At the Effective Time, any restricted stock unit under the Subsidiary Stock Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (A) the number of shares of Fidelity & Guaranty Life Holdings common stock subject to such restricted stock units multiplied by (B) the Subsidiary Cancellation Amount. Each Fidelity & Guaranty Life Holdings restricted stock unit issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(ii).

(iii) Fidelity & Guaranty Life Holdings Dividend Equivalents. At the Effective Time, each dividend equivalent under the Fidelity & Guaranty Life Holdings 2012 Dividend Equivalent Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the applicable amount accrued with respect thereto. Each Fidelity & Guaranty Life Holdings dividend equivalent issued and outstanding immediately prior to the

Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(iii).

(e) Payment. Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Equity Plans and the cash-settled awards described in Section 2.07(d) pursuant to Section 409A of the Code, Parent shall, or shall cause the Surviving Corporation to, pay in cash through its payroll systems all amounts payable pursuant to this Section 2.07 as promptly as practicable following the Effective Time, but in no event later than the later of (i) the third (3rd) Business Day following the Effective Time and (ii) the end of the Company’s first regularly scheduled payroll period following the Effective Time; provided, that any such amounts shall be paid without interest.

(f) Required Actions. As promptly as reasonably practicable following the date hereof, the Company shall, or shall cause one of its Subsidiaries, as applicable, to (i) take all actions as may be necessary to implement the provisions of this Section 2.07, and (ii) if requested by Parent, take all actions as may be necessary to terminate the Company Equity Plan and/or the Subsidiary Stock Plan, effective as of and conditioned upon the occurrence of the Effective Time.

(g) No Other Payments. Other than with respect to those Company Stock Rights and Subsidiary Stock Rights set forth in Section 4.03(b) of the Company Disclosure Letter and Section 4.03(c) of the Company Disclosure Letter, respectively, there will be no other payments with respect to any Company Stock Options, Company Performance RSUs and Company Restricted Stock Rights or any stock option, restricted stock unit or dividend equivalent under the Subsidiary Stock Plan pursuant to clauses (a) through (d) of this Section 2.07.

Section 2.08 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights with respect to, any such demands, or agree to do or commit to do any of the foregoing; provided that in the event the Company is required under the DGCL to undertake any of the foregoing actions, the Company shall give prompt, written notice of such undertaking to Parent.

Section 2.09 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.01 Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the Company Stockholders and following any losses Parent shall promptly provide or cause to be provided additional funds to the Paying Agent for the benefit of the Company Stockholders in the amount of any such losses. Any income from investment of the Exchange Fund will be payable solely to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 3.02 Exchange Procedures.

(a) As promptly as practicable and in any event within two (2) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04 (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as Parent may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in accordance with this Article III.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the sole right to receive upon such surrender the applicable Merger Consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 3.03 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable Law in the case of Appraisal Shares.

Section 3.04 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05 No Liability. None of AIG, Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares eighteen (18) months after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may reasonably direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the number of Shares formerly represented by such Certificate pursuant to the provisions of this Article III.

Section 3.07 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, AIG, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares, Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights or cash-settled awards described in Section 2.07(d), such amounts as AIG, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by AIG, Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent are paid over to the applicable Governmental Authority in accordance with applicable Law or Order, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by AIG, Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company Report filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature) or (ii) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent the relevance to such Section or subsection is reasonably apparent on the face of such disclosure), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.01 Organization and Good Standing; Organizational Documents.

(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate or similar power and authority in all material respects to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company By-laws that are incorporated by reference into the Company 10-K are true and complete copies thereof as in effect on the date hereof. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws, or equivalent organizational documents, of each Subsidiary of the Company as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company By-laws and the Subsidiaries of the Company are not in violation (in the case of any Subsidiary other than a Company Insurance Subsidiary, in any material respect) of any of the provisions of their respective organizational documents.

Section 4.02 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger, the adoption of this Agreement by the Company Required Vote). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by AIG, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’

rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. As of the date of this Agreement, the Company Board of Directors has (i) approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) recommended that the Company Stockholders adopt this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholders Meeting, if required to be held pursuant to the terms of this Agreement. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Required Vote.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock. As of the close of business on November 6, 2015 (the “Measurement Date”), 58,862,009 shares of Company Common Stock were issued and outstanding of which (i) 291,963 shares are Company Restricted Stock Rights, as set forth in Section 4.03(b), and (ii) 512,391 shares are held in the Company’s treasury, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of awards granted pursuant to the Company Equity Plans outstanding on the date hereof, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company.

(b) As of the Measurement Date (i) 313,212 Company Stock Options are outstanding, (ii) 509,885 Company Performance RSUs are outstanding, assuming settlement of such awards at target performance, (iii) 291,963 Company Restricted Stock Rights are outstanding and (iv) 1,347,288 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Equity Plans. Section 4.03(b) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto (assuming target level performance). Except as set forth in this Section 4.03(b), there are no Company Stock Rights.

(c) As of the Measurement Date (i) 86,401 Fidelity & Guaranty Life Holdings stock options are outstanding, (ii) 11,324 Fidelity & Guaranty Life Holdings restricted stock units are outstanding, (iii) 110,773 Fidelity & Guaranty Life Holdings dividend equivalents are outstanding and (iv) no shares of Fidelity & Guaranty Life Holdings common stock are authorized and reserved for future issuance pursuant to the Subsidiary Stock Plans. Section 4.03(c) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Subsidiary Stock Plan or the Fidelity & Guaranty Life Holdings 2012 Dividend Equivalent Plan, as applicable, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Fidelity & Guaranty Life Holdings common stock subject thereto. Except as set forth in this Section 4.03(c), there are no Subsidiary Stock Rights.

(d) There are no outstanding binding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(e) As of the date hereof, neither the Company nor any of its Subsidiaries has provided any guarantee with respect to material indebtedness of another Person, other than the Company or any wholly-owned Subsidiary of the Company.

Section 4.04 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K. Except for the Subsidiaries of the Company referenced in the prior sentence and Investment Assets, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other Person. The Company or one of its wholly-owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares or other equity interests are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company free and clear of all Liens, other than restrictions on transfer imposed by applicable insurance Law. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company By-laws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.03(b), conflict with or violate any Law applicable to the

Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority by or with respect to the Company or any of its Subsidiaries, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the New York Stock Exchange, (iii) filing and recordation of the Certificate of Merger, as required by the DGCL, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (v) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Compliance. The Company and its Subsidiaries hold, and at all times since June 30, 2014 have held, all Company Permits material to the conduct of their respective businesses and are, and since June 30, 2014 have been, in compliance with the terms of such material Company Permits. All such material Company Permits are in full force and effect in all material respects. The business of the Company and its Subsidiaries is not being, and at all times since June 30, 2014 has not been, conducted in material violation of any Law or Order. Since June 30, 2014 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any material violation of Law applicable to the Company or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.

Section 4.07 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries, their respective businesses, assets, properties or rights, or their respective current or former directors or officers in their capacities as such, that, if determined adversely, would reasonably be expected to have a Company Material Adverse Effect.

(b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since June 30, 2014, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Company Reports; Financial Statements.

(a) The Company has filed all Company Reports required to be filed with the SEC, and has paid all fees and assessments due and payable in connection therewith. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable. None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company Reports. None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. The Company Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with GAAP).

(c) There are no liabilities of the Company or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Company Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since September 30, 2014, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors, (i) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For the purposes of this Section 4.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g) Since June 30, 2014, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(h) There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

Section 4.09 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, (a) since September 30, 2014 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects and have not taken any action which, if taken after the date of this Agreement, would have required Parent’s prior written consent pursuant to Section 6.01(a), (b), (f), (g), (h), (l), (n) and (o) hereof; provided, that for the purposes of Section 6.01(n), only to the extent such changes were material and (b) since September 30, 2014, no Company Material Adverse Effect has occurred.

Section 4.10 Contracts.

(a) Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than a Benefit Plan), (ii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that restricts the ability of the Company or any of its Affiliates to compete in any business or in any geographic area, (iii) any Contract with respect to a joint venture, limited liability company or partnership agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any Person who is not an Affiliate of the Company, (iv) any Contract that limits or prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries (other than pursuant to applicable Law or Order), (v) any Contract which provides for any guarantee of third party obligations, other than any guarantees by the Company of its Subsidiaries’ obligations or guarantees by the Subsidiaries of the Company of the Company’s obligations, (vi) any Contract or series of Contracts which relate to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction), or (vii) any Contract which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof (other than a Benefit Plan), except in the case of clauses (i) through (vii) for any (A) such Contract that may be cancelled without material penalty by the Company or any of its Subsidiaries upon notice of one hundred and twenty (120) days or less and (B) information technology Contract. Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract.”

(b) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party to any such Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2014 through the date hereof, no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Material Contract and neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any material provision thereof.

Section 4.11 Insurance Reports.

(a) A true and complete list as of the date hereof of all the Subsidiaries through which the Company conducts its insurance operations (collectively, the “Company Insurance Subsidiaries”) is set forth in Section 4.11(a) of the Company Disclosure Letter. Since June 30, 2014, each of the Company Insurance Subsidiaries has timely filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Insurance Regulatory Authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Company SAP Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The financial statements included in the Company SAP Statements were (or, with respect to filings made after the date hereof, will be) prepared in conformity in all material respects with SAP, in each case, consistently applied for the periods covered thereby and fairly present in all material respects the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations and cash flows of such Company Insurance Subsidiary for the respective periods then ended and no material deficiency has been asserted by any Governmental Authority with respect to any Company SAP Statements that has not been resolved prior to the date hereof. As of their respective filing dates, the Company SAP Statements complied with, to the extent in effect at the time of filing or submission, the applicable requirements of all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of Insurance Regulatory Authorities (collectively, the “Insurance Laws”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Reserves reported in the Company SAP Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and (ii) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company does not make any representation or warranty in this Section 4.11(b) or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or, subject to Section 4.13, that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible.

Section 4.12 Insurance Business.

(a) All Insurance Contracts, and any and all marketing materials relating thereto are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the applicable Insurance Regulatory Authority or, to the extent required by applicable Laws, have been filed with and not objected to by such Insurance Regulatory Authority within the period provided for objection, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete copy of the actuarial report referenced in Section 4.12(b) of the Company Disclosure Letter has been made available to Parent prior to the date hereof (the “Outside Actuarial Analysis”). The information and data furnished by the Company or any Company Insurance Subsidiary to its outside actuary and used in the preparation of the Outside Actuarial Analysis were accurate in all material respects for the periods covered in the Outside Actuarial Analysis.

(c) Neither the Company nor any of the Company Insurance Subsidiaries has, since June 30, 2014 through the date hereof, received any supervisory letter from, or adopted any policy, procedure or board or stockholder resolution at the request of, any Governmental Authority that materially restricts the conduct of its business or that gives rise to any capital maintenance obligations.

(d) Except to the extent prohibited by applicable Law, the Company has made available to Parent true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any Insurance Regulatory Authority in respect of any Company Insurance Subsidiary since January 1, 2013 through the date hereof.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since June 30, 2014, to the Knowledge of the Company, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Company Insurance Subsidiary, in compliance with applicable Law, to act as a Producer for a Company Insurance Subsidiary and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Subsidiary), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Subsidiary or violated any Law or policy of a Company Insurance Subsidiary in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Subsidiary and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Subsidiary or any enforcement or disciplinary proceeding alleging any such violation.

(f) Neither the Company nor any Company Insurance Subsidiary is the subject of any voluntary (or to the Knowledge of the Company, involuntary) supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action or proceeding, nor, to the Knowledge of the Company, is any such action or proceeding overtly threatened.

(g) Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no claim or assessment is pending or, to the Knowledge of the Company, overtly threatened against any Company Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h) No Company Insurance Subsidiary is “commercially domiciled” under the Laws of any jurisdiction.

Section 4.13 Reinsurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Company Insurance Subsidiary has appropriately taken credit in its Company SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the “Reinsurance Contracts”) to which it is a party, (b) none of the applicable Company Insurance Subsidiaries or, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, (c) as of the date hereof, none of the Company Insurance Subsidiaries or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent, or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) as of the date hereof, no written notice of intended cancellation has been received by any Company Insurance Subsidiary from any such reinsurer, and there are no disputes under any Reinsurance Contract.

Section 4.14 Investment Assets.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the investment assets owned by a Company Insurance Subsidiary (the “Investment Assets”) complied in all respects with the investment policies and guidelines as in effect at the time such Investment Asset was acquired by the applicable Company Insurance Subsidiary (the “Investment Guidelines”) and (ii) the Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect as of the date hereof, (i) neither the Company nor any of its Subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.

Section 4.15 Taxes.

(a) With respect to all taxable periods in which the applicable statute of limitations has not expired, the Company and each of its Subsidiaries:

(i) have timely filed or caused to be filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true and complete in all material respects;

(ii) have timely paid or caused to be paid all material Taxes due and payable other than Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established; and

(iii) have complied with all applicable Tax Laws with respect to the withholding of Taxes in all material respects.

(b) There are no pending, outstanding or, to the Knowledge of the Company, overtly threatened audits or proceedings with respect to any material Tax Returns of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(c) No material Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established.

(d) With respect to all taxable periods in which the applicable statute of limitations has not expired, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(e) Since April 6, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than agreements with the Company or any of its Subsidiaries and other than agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(g) Neither the Company nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction, after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (iii) election under Section 108(i) of the Code or (iv) adjustment pursuant to Section 481(a) of the Code (or any similar provision of state, local or foreign Law) with respect to a change in accounting method that occurred before the date hereof.

(h) Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

(i) Neither the Company nor any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Subsidiary), or has any material liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(j) Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k) The Company is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code. The Company does not have a “policyholders surplus account” within the meaning of Section 815 of the Code which has a positive balance.

(l) Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15 and in Section 4.17 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

Section 4.16 Related Party Transactions. Since March 31, 2015 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material Benefit Plan. “Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any liability and (ii) each other employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any material liability.

(b) With respect to each material Benefit Plan, the Company has made available to Parent a true and complete copy of such Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.

(c) Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, sponsors, or has any actual or contingent material liability with respect to (or has in the past six (6) years maintained, contributed to, sponsored, or had any actual or contingent material liability with respect to) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code, (ii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, overtly threatened by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits), and (iii) with respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (C) no event has occurred that would reasonably be expected to result in disqualification or adversely affect such exemption.

(e) None of the execution of this Agreement, the Company Required Vote or the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) entitle any current or former officer or employee of the Company to material severance pay, material unemployment compensation or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of material compensation due any such officer or employee, except as expressly provided in this Agreement, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, or (iv) result in any amounts payable or benefits provided to any current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(f) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) and any awards (including any equity awards, as applicable) granted thereunder are in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of the Company Insurance Subsidiaries.

Section 4.18 Labor Relations. None of the Company or any of its Subsidiaries is a party to or bound by, or negotiating, any labor or collective bargaining agreement. None of the Company or any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Knowledge of the Company, is any such proceeding overtly threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Knowledge of the Company, overtly threatened. To the Knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. As of the date hereof, neither the Company nor any of its Subsidiaries has closed any facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law.

Section 4.19 Intellectual Property. Section 4.19 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all worldwide patents and patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, which are owned by the Company or a Subsidiary of the Company as of the date hereof (the “Registered Intellectual Property Rights”). Each of the material Registered Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries exclusively owns the Registered Intellectual Property Rights, free and clear of all Liens, other than Permitted Liens, and is licensed or otherwise has the right to use all other Intellectual Property Rights that are used in and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted. The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights (other than patents), and to the Knowledge of the Company, any patents, of any Person, and there is no Action pending or, to the Knowledge of the Company, overtly threatened (including “cease and desist” letters and invitations to take a license) that the Company or any of its Subsidiaries is infringing, misappropriating or violating the Intellectual Property Rights of any Person, in each case, except for such infringements, misappropriations, violations and claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing any Intellectual Property Rights owned by the Company or a Subsidiary of the Company in a manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material

Adverse Effect, the Company and its Subsidiaries take commercially reasonable actions to protect (i) their confidential Intellectual Property Rights and (ii) the integrity, continuous operation and security of their software, systems and data (including personally identifiable data and other sensitive information), and, since June 30, 2014 through the date hereof, there have been (A) no outages, interruptions or corruptions which have caused a material disruption to the business or (B) to the Knowledge of the Company, any material security breaches or unauthorized uses or accesses of same.

Section 4.20 Insurance Coverage. The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policy.

Section 4.21 Real Property. Section 4.21 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each lease and/or sublease to which the Company or any of its Subsidiaries is a party or which is used in the business of the Company and its Subsidiaries. Other than (a) the leases and/or subleases set forth in Section 4.21 of the Company Disclosure Letter and (b) Investment Assets, neither the Company nor any of its Subsidiaries owns or holds any interest in any real property. Each lease or sublease set forth in Section 4.21 of the Company Disclosure Letter is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any lease or sublease set forth in Section 4.21 of the Company Disclosure Letter by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party to any such lease or sublease, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) since June 30, 2014 through the date hereof, neither the Company nor any Subsidiary has received any written notice or complaint from any Person, or request for information from any Governmental Authority alleging that the Company or any Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.

Section 4.23 Information Supplied. The Proxy Statement or the Information Statement, as applicable, will, when filed with the SEC and at the time it is mailed to the Company Stockholders, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by the Company to be included in the Proxy Statement or the Information Statement, as applicable, at the date it is first mailed to the Company Stockholders, and (in the case of the Proxy Statement) at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by AIG, Parent or Merger Sub that is contained or incorporated by reference in any of the foregoing documents.

Section 4.24 Takeover Statutes. No restrictions included in any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal laws in the United States (which shall not include, for the avoidance of doubt, any Requisite Regulatory Approvals under applicable insurance Laws), or any takeover-related provision in the Company Certificate of Incorporation or Company By-laws, would (a) prohibit or restrict the ability of the Company to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby or thereby or (b) have the effect of invalidating or voiding this Agreement, or the Certificate of Merger, or any provision hereof or thereof.

Section 4.25 Financial Advisor Opinion. Credit Suisse Securities (USA) LLC has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than AIG, Parent and its Affiliates and FS Holdco II Ltd.) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.26 Brokers. No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC and Jefferies LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. The Company has furnished to Parent a true and complete copy of any agreement between the Company or a Subsidiary of the Company, as applicable, and (a) Credit Suisse Securities (USA) LLC and (b) Jefferies LLC pursuant to which Credit Suisse Securities (USA) LLC and Jefferies LLC could be entitled to any payment from or any right of first offer or similar right with respect to the Company or its Affiliates or their successors relating to the transactions contemplated by this Agreement.

Section 4.27 No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to AIG, Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other

Person will have or be subject to any liability to AIG, Parent, Merger Sub or any other Person resulting from the distribution to AIG, Parent, Merger Sub or their respective Representatives or Affiliates, or AIG’s, Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to AIG, Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with AIG’s, Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is the subject matter of a representation or warranty contained in this Article IV. Except for the representations and warranties contained in Article V, the Company acknowledges that none of AIG, Parent, Merger Sub or any Person on behalf of AIG, Parent or Merger Sub makes any other express or implied representation or warranty with respect to AIG, Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AIG, PARENT AND MERGER SUB

Except as set forth in the AIG Disclosure Letter (it being understood that any information set forth in one section or subsection of the AIG Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the AIG Disclosure Letter to the extent the relevance to such Section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly and severally, and AIG (as to itself), represent and warrant to the Company as follows:

Section 5.01 Organization and Good Standing. Each of AIG, Parent and their respective Subsidiaries, including Merger Sub, (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate or similar power and authority in all material respects to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

Section 5.02 Authority for Agreement. Each of AIG, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by AIG, Parent and Merger Sub of this Agreement, and the consummation by AIG, Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings or shareholder votes on the part of AIG, Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of AIG, Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the

Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AIG, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of AIG, Parent and Merger Sub enforceable against AIG, Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against AIG, Parent or Merger Sub by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by AIG, Parent and Merger Sub do not, and the performance of this Agreement by AIG, Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate AIG’s certificate of incorporation or the AIG By-laws or similar organizational documents, or the equivalent charter documents of Parent and Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.05(b), conflict with or violate any Law applicable to AIG or any of its Subsidiaries or by which any property or asset of AIG or any of its Subsidiaries is bound or affected or (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which AIG or any of its Subsidiaries is entitled under, any Contract to which AIG or any of its Subsidiaries is a party or by which AIG or any of its Subsidiaries, or any property or asset of AIG or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

(b) The execution and delivery of this Agreement by AIG, Parent and Merger Sub do not, and the performance of this Agreement by AIG, Parent and Merger Sub will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the New York Stock Exchange, (iii) filing and recordation of the Certificate of Merger, as required by the DGCL, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.03(b) of the AIG Disclosure Letter and (v) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

Section 5.04 Compliance. AIG and its Subsidiaries, including Merger Sub, hold, and at all times since June 30, 2014 have held, all AIG Permits and are, and since June 30, 2014 have been, in compliance with the terms of such AIG Permits, except where the failure to hold or be in compliance with such AIG Permits would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. The business of AIG and its Subsidiaries, including Merger Sub, is not being, and at all time since June 30, 2014 has not been, conducted in violation of any Law or Order, except for violations that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. No investigation or review by any Governmental Authority with respect to AIG or any of its Subsidiaries or their respective business is pending or, to the Knowledge of AIG, threatened in writing that would, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. Since June 30, 2014, neither AIG nor any of its Subsidiaries has received any written notification or, to the Knowledge of AIG, oral notification from any Governmental Authority of any violation of any Law applicable to AIG or any its Subsidiaries or by which any of their business, operations, properties or assets are bound, except for matters that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

Section 5.05 Litigation.

(a) There is no Action pending or, to the Knowledge of AIG, overtly threatened against AIG or any of its Subsidiaries, including Merger Sub, their respective businesses, assets, properties or rights, or their respective current or former directors or officers in their capacities as such, that, if determined adversely, would reasonably be expected to have an AIG Material Adverse Effect.

(b) There is no Order outstanding against AIG or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. Since June 30, 2014, neither AIG nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

Section 5.06 AIG Material Adverse Effect. During the period from December 31, 2014 through the date of this Agreement, no AIG Material Adverse Effect has occurred.

Section 5.07 Sufficient Funds. AIG and its Subsidiaries have, as of the date of this Agreement, access to funds and/or financial resources sufficient to, and AIG, Parent and Merger Sub will have available at the Effective Time sufficient funds to, make the deposit into the Exchange Fund required pursuant to Section 3.01 and to consummate the Merger and the other transactions contemplated herein.

Section 5.08 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.09 Information Supplied. None of the information provided by AIG, Parent or Merger Sub to be included in the Proxy Statement or the Information Statement, as applicable, at the date it is first mailed to the Company Stockholders, and (in the case of the Proxy Statement) at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to AIG, Parent or Merger Sub shall occur which is required to be described in the Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders. Notwithstanding the foregoing, neither AIG nor Parent makes any representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 5.10 No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article V, none of AIG, Parent or Merger Sub nor any other Person on behalf of AIG, Parent or Merger Sub makes any express or implied representation or warranty with respect to AIG, Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. None of AIG, Parent, Merger Sub nor any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company or their respective Representatives or Affiliates, or the Company’s or its Representatives’ or Affiliates’ use of, any such information, including any information, documents or any other material made available to the Company or its Representatives or Affiliates in connection with the Company’s consideration and review of the transactions contemplated hereby, unless any such information is the subject matter of a representation or warranty contained in this Article V. Except for the representations and warranties contained in Article IV, each of AIG, Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to AIG, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices, (y) subject to the limitations, restrictions and prohibitions set forth in clauses (a) through (w) of this Section 6.01, the Company shall use its reasonable best efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it, and (z) the Company shall not and shall cause each of its Subsidiaries not to:

(a) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, other than (i) any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.065 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement;

(b) adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(c) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights;

(d) issue, deliver, offer, grant or sell any shares of its capital stock, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the vesting or exercise of Company Stock Options, Company Performance RSUs or Company Restricted Stock Rights outstanding as of the date hereof in accordance with the terms thereof;

(e) amend the Company Certificate of Incorporation or Company By-laws or equivalent organizational documents of the Company’s Subsidiaries;

(f) purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof or merge, combine, amalgamate or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines in effect as of the date hereof;

(g) sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any Subsidiary of the Company) (i) solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(h) incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (i) guarantees by the Company of permitted Indebtedness of its wholly-owned Subsidiaries or guarantees by the wholly-owned Subsidiaries of the Company of permitted Indebtedness of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(i) make any loans, advance or capital contributions to, or investments in, any Person, other than (i) the Company or any of its wholly-owned Subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(j) settle, commence or discharge any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of Actions that would not reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims;

(k) cancel any material Indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

(l) make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Reserves), (ii) to the Investment Guidelines of the Company Insurance Subsidiaries as in effect as of the date of this Agreement, or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company Insurance Subsidiary, in each case, except as required by GAAP or SAP;

(m) conduct any material revaluation of any asset, including any material writing-off of accounts receivable or reinsurance recoverables, other than as required by GAAP or SAP;

(n) except as required by a Benefit Plan as of the date hereof, grant any increases in the compensation or benefits of any of its directors, officers or employees;

(o) except as required by a Benefit Plan as of the date hereof, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any Benefit Plan, or (iii) establish, adopt, enter into, amend or terminate any material Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a material Benefit Plan if in effect on the date hereof);

(p) make, revoke or change any material Tax election, settle or compromise any material proceeding relating to Taxes, file any material amended Tax Return, fail to file any material Tax Return when due or surrender any right to claim a material Tax refund, offset or other material reduction in Tax liability;

(q) enter into or amend or modify in any material respect, terminate, cancel or extend any Material Contract or enter into any contract or agreement that if in effect as of the date hereof would be a Material Contract or Reinsurance Contract, other than in the ordinary course of business consistent with past practice;

(r) enter into or amend in any manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its Subsidiaries;

(s) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(t) (i) enter into any new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;

(u) enter into any agreement or commitment with any Insurance Regulatory Authority other than in the ordinary course of business consistent with past practice;

(v) enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(w) agree to take any of the actions described in this Section 6.01.

Section 6.02 Access to Information and Employees; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and its Representatives to, afford the Representatives of AIG, Parent and Merger Sub reasonable access during normal business hours upon reasonable notice to the officers, employees, agents, properties, offices and other facilities, books and records of the Company, and during such period the Company shall, and shall cause its Subsidiaries to, furnish, as promptly as practicable, to Parent (i) a copy of each report filed with or furnished to the SEC or an Insurance Regulatory Authority after the date hereof and any material correspondence or other materials received from any such agency with respect to the Company, its Subsidiaries or their businesses or personnel, and (ii) all other information with respect to the Company and its Subsidiaries and their business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (A) would be reasonably likely to cause a waiver of attorney-client privilege or loss of attorney work product protection, (B) would constitute a violation of any applicable Law or Order, or (C) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound. In the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege or violate the applicable Law, Order or Contract.

(b) From the date hereof to the Effective Time, Parent shall have the right to designate up to a total of six (6) directors, officers or employees of AIG, Parent or their respective Subsidiaries (including, but not limited to, any such director, officer or employee having expertise in finance, human resources, actuarial accounting and risk management) to be present in the offices of the Company and its Subsidiaries during normal business hours for the purpose of facilitating the planning for the integration and post-Closing operations of the Company and its Subsidiaries and Parent and to facilitate the Parent’s access to information as provided in Section 6.02(a), and for this purpose the Company and its Subsidiaries shall provide such designated directors, officers and employees with available office space and available administrative support as may be reasonably requested by Parent for such directors, officers and employees to carry out their functions as contemplated by this Section 6.02(b); provided, however, that in the event Parent desires to designate more than six (6) directors, officers or employees of AIG, Parent or their respective Subsidiaries pursuant to this Section 6.02(b), Parent and the Company shall cooperate in good faith to mutually agree upon a reasonable number for any such additional directors, officers or employees of AIG, Parent or their respective Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries may limit the presence and access of such directors, officers and employees to the extent it believes in good faith that such limitation is necessary in order to (i) protect attorney-client privilege or the loss of attorney work product protection, (ii) comply with any applicable Law or Order, or (iii) comply with any Contract entered into prior to the date of this Agreement to which the Company or any of its Subsidiaries is a party or bound; provided, however, that such limitation will be constructed to the extent possible in a manner to achieve the objective set forth in the first sentence of this Section 6.02(b), and the Company will use, and will cause its Subsidiaries to use, its and their reasonable best efforts to ensure that the resulting arrangements continue to permit the facilitation of the planning for the integration and post-Closing operations of the Company and its Subsidiaries and Parent as fully as reasonably possible. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or any of its Subsidiaries be required to provide access to any drafts, opinions, valuations, memorandum, correspondence or any other materials of the Company or any of its Subsidiaries or Representatives relating to the negotiation, valuation or consummation of the transactions contemplated by, or the enforcement of, this Agreement.

(c) Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, AIG, Parent and Merger Sub shall hold, and shall cause their respective Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

(d) Subject to Section 4.27 and Section 5.10, no investigation by any of the parties or their respective Representatives, including pursuant to this Section 6.02, shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

Section 6.03 Reasonable Best Efforts to Consummate Merger; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of AIG, Parent, Merger Sub and the Company agrees to use, and shall cause its Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, and to assist and cooperate with the other parties in doing all things, in each case, necessary, proper or advisable, to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) obtaining all necessary, proper or advisable consents, approvals, authorizations, waivers or exemptions from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the foregoing, each of AIG, Parent and the Company shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to take any and all actions and do the things necessary, proper or advisable to avoid impediments under any applicable Law that may be asserted by, or any Order that may be entered with, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur, in the most expeditious manner practicable, including using reasonable best efforts to (i) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and (ii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.

(c) In furtherance and without limiting the foregoing, AIG and the Company, as applicable, shall take the following actions within ten (10) Business Days of the date of this Agreement: (i) AIG shall, together with its “controlled person” applicants, file a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance

Commissioner of the State of Iowa, substantially in the form attached to Section 6.03(c)(i) of the AIG Disclosure Letter (with the remaining portions thereof duly completed as applicable), (ii) AIG shall, together with its “controlled person” applicants, file a Section 1506 filing, together with all exhibits, affidavits and certificates, with the Superintendent of Financial Services of the State of New York, substantially in the form attached to Section 6.03(c)(ii) of the AIG Disclosure Letter (with the remaining portions thereof duly completed as applicable), (iii) AIG shall make a filing with the Vermont Department of Financial Regulation as may be required by Vermont Insurance Regulation C-81-2 Section 14, (iv) AIG shall make a filing with the China Insurance Regulatory Commission, if so required by applicable Law, and (v) AIG and the Company shall submit to CFIUS a draft of a joint voluntary notice of the transaction contemplated by this Agreement (the “CFIUS Notice”). AIG and the Company shall use reasonable best efforts to provide any requested supplemental information and other related information pursuant to the DPA, and submit a final CFIUS Notice and other related information pursuant to the DPA as promptly as practicable after receiving any comments to the draft CFIUS Notice during the pre-notice consultation process. All filing fees payable in connection with the foregoing shall be borne by AIG. AIG agrees to use its reasonable best efforts to promptly to provide, or cause to be provided, all agreements, documents, instruments, affidavits or information that may be required or requested by any Governmental Authority relating to AIG or its Subsidiaries or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. AIG shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees, to execute and deliver any “untrustworthy commitment letters”. None of AIG, Parent nor Merger Sub shall at any time prior to the Closing, in connection with the transactions contemplated by this Agreement, file any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction between any Company Insurance Subsidiary, on the one hand, and AIG or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law (other than, for the avoidance of doubt, any transaction contemplated by this Agreement).

(d) Each of AIG, Parent, Merger Sub and the Company agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of AIG, Parent, Merger Sub and the Company shall keep the other apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. Each of AIG, Parent, Merger Sub and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the U.S. Regulatory Filings made in connection the transactions contemplated by this Agreement and each party agrees to in good faith consider any comments of the other parties thereon. Each of AIG, Parent, Merger Sub and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case, subject to applicable Law and with respect to the U.S. Regulatory Filings only. Notwithstanding anything to the contrary in this Section 6.03, materials provided to the other party or its counsel may be redacted to the extent necessary (i) to remove references concerning AIG’s valuation analyses with respect to the Company and its Subsidiaries, (ii) as necessary to comply with written Contracts in effect on the date hereof or (iii) to address reasonable privilege and confidentiality concerns.

(e) Each of AIG, Parent, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority (other than the China Insurance Regulatory Commission) whose consent, approval, authorization, waiver or exemption is required for the consummation of the transactions contemplated by this Agreement to the extent related to the transactions contemplated by this Agreement or the filings made pursuant to Section 6.03(c), including promptly furnishing each other copies of any written or electronic communications to the extent related thereto, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

(f) AIG shall give the Company reasonable prior notice of any live or telephonic meeting with any Governmental Authority (other than the China Insurance Regulatory Commission) in respect of any filings, investigation or other inquiry (other than solely ministerial matters) relating to the transactions contemplated by this Agreement and shall give the Company, to the extent permitted by applicable Law and by such Governmental Authority, the opportunity to attend and participate in such meeting (other than with the China Insurance Regulatory Commission); provided, however, that AIG shall have the right to require that the Company’s Representatives not attend or participate in any portion of any such meeting to the extent (i) concerning AIG’s valuation analyses with respect to the Company and its Subsidiaries, (ii) as necessary to comply with written Contracts in effect on the date hereof or (iii) to address reasonable privilege and confidentiality concerns.

(g) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company, AIG or their respective Affiliates be required to agree to take or enter into any action which would be required to be taken in the event that the Closing does not occur.

(h) For purposes of this Section 6.03, “reasonable best efforts” shall be deemed to include, subject to the proviso below, complying with any requirements of applicable Law or Order or of any Governmental Authority that may arise or be imposed in connection with seeking and obtaining any consents, approvals, authorizations, waivers or exemptions of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement; provided, that, for the purposes of this Section 6.03, “reasonable best efforts” shall not require, or be deemed to require, AIG, Parent, Merger Sub or any of their Affiliates to agree to or take any action that would result in (i) with respect to the regulatory approval from the Iowa Insurance Division, set forth as item 1 in Schedule 7.01(c), any arrangements, conditions or restrictions imposed by the Iowa Insurance Division that would, (A) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) require any capital contributions, capital maintenance agreements or other arrangements having the same force and effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of AIG and its

Subsidiaries (not including the Company and its Subsidiaries), taken as a whole, measured as if AIG and its Subsidiaries were the size of the Company and its Subsidiaries, taken as a whole, or (ii) with respect to the regulatory approval from the China Insurance Regulatory Commission, set forth as item 4 in Schedule 7.01(c), and the regulatory approval from CFIUS, set forth as item 5 in Schedule 7.01(c), any arrangements, conditions or restrictions imposed by the China Insurance Regulatory Commission or CFIUS, respectively, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or results of operations of AIG and its Subsidiaries (not including the Company and its Subsidiaries), taken as a whole (any such arrangements, conditions or restrictions set forth in clauses (i) and (ii) in this proviso, a “Burdensome Condition”). Notwithstanding the foregoing, prior to AIG being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall meet and confer in good faith in order to (x) exchange and review their respective views and positions as to such Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Authority regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition.

Section 6.04 Stockholder Consent; Information Statement; Proxy Statement.

(a) Immediately after the execution of this Agreement, the Company shall, in accordance with the DGCL, take all actions necessary to seek and obtain the Company Required Vote by irrevocable written consent of FS Holdco II Ltd. in the form attached hereto as Exhibit C (the “Stockholder Written Consent”). As promptly as practicable after receipt of the Stockholder Written Consent, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the executed Stockholder Written Consent. If the Stockholder Written Consent is not executed and delivered to Parent within forty-eight (48) hours after the execution of this Agreement (the “Written Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 8.01(c). In connection with the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Certificate of Incorporation and the Company By-laws, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of the New York Stock Exchange.

(b) In the event the Stockholder Written Consent is delivered to Parent, as promptly as practicable thereafter, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, an Information Statement (including therein a notice of appraisal rights in accordance with Section 262(d) of the DGCL). The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement. Prior to filing or mailing any proposed amendment of or supplement to the Information Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information Statement, so that the Information

Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable and shall thereafter file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail to the Company Stockholders as promptly as practicable the Information Statement.

(c) In the event the Stockholder Written Consent is not delivered to Parent and Parent does not terminate this Agreement in accordance with Section 8.01(c), then as promptly as practicable after the expiration of the Written Consent Delivery Period, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable and shall thereafter mail to the Company Stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders Meeting.

(d) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act.

Section 6.05 Company Stockholders Meeting. In the event the Stockholder Written Consent is not delivered to Parent and Parent does not terminate this Agreement in accordance with Section 8.01(c), the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable Law, the Company Certificate of Incorporation, the Company By-laws and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 6.06 (i) the Company Board of Directors shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger (the “Company Recommendation”) and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify, in a manner adverse to AIG, the Company Recommendation. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to AIG under circumstances as specified in Section 6.06, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of the New York Stock Exchange and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, to solicit additional shares to attend and vote at the Company Stockholders Meeting.

Section 6.06 Takeover Proposals.

(a) The Company agrees that (i) it and its directors and officers shall not, (ii) its Subsidiaries and its Subsidiaries’ directors and officers shall not and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ other Representatives shall not, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, (C) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or (D) publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal received after the date hereof that did not result from a material breach of this Section 6.06, if the Company Board of Directors determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 6.06(c), (1) furnish information with respect to the Company and its Subsidiaries to the Person making such

Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions (including standstill provisions) not less restrictive with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to AIG and its Subsidiaries, provided that all such information has previously been provided to AIG or Parent or is provided to AIG or Parent prior to or substantially concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (1) and (2) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law.

(b) Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to AIG), or publicly propose to withdraw or withhold (or modify in a manner adverse to AIG), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee of this Agreement or the Merger or (B) recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”; it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any Takeover Proposal Documentation. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement in order to enter into an agreement regarding a Superior Proposal if and only if (I) the Company has complied in all material respects with this Section 6.06 and shall have given Parent written notice at least four (4) Business Days prior to taking such action (a “Notice of Superior Proposal”), that the Company Board of Directors intends to take such action in response to a Superior Proposal and specifying the reasons therefor, including the most current version of any proposed agreement or, if there is no such proposed written agreement, a reasonably detailed summary of the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and (II) during such four (4) Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal taking into account any changes to the financial terms and other material terms of this Agreement proposed by Parent in writing to the Company following the Notice of Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with this Section 6.06(b), except that reference to the four (4) Business Day period shall be deemed a reference to a new two (2) Business Day period).

(c) In addition to the obligations of the Company set forth in Section 6.06(a) and Section 6.06(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) advise Parent orally and in writing of the receipt of any Takeover Proposal after the date of this Agreement, provide a copy of the Takeover Proposal, including any proposed draft agreement or term sheet submitted in connection therewith (or, where such copy is not available, a reasonably detailed summary of the material terms and conditions of any such Takeover Proposal) and the identity of the Person making any such Takeover Proposal. The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments with respect to any such Takeover Proposal (including any material changes thereto) and shall as promptly as practicable provide Parent copies of any written communications that describe any material terms and conditions of any such Takeover Proposal.

(d) Prior to obtaining the Company Required Vote, the Company Board of Directors may make an Adverse Recommendation Change in response to a Change in Circumstance, if and only if (i) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company shall have given Parent written notice at least four (4) Business Days prior to making any such Adverse Recommendation Change, (iii) during such four (4) Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to amend this Agreement and (iv) after considering any proposed revisions to this Agreement made by Parent in writing during such four (4) Business Day period, if any, after consultation with its financial advisors and outside counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Adverse Recommendation Change in response to such Change in Circumstance would be inconsistent with its fiduciary duties under Delaware Law.

(e) Nothing contained in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its financial advisors and outside counsel) that failure to do so would be inconsistent with its fiduciary duties under Delaware Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 6.06(b) except, in each case, to the extent permitted by Section 6.06(b) or Section 6.06(d).

Section 6.07 Credit Agreement Amendment or Arrangement.

(a) Prior to the Closing Date, (i) the Company agrees to use reasonable best efforts (including using reasonable best efforts to obtain the best commercial terms then reasonably available) and in consultation with Parent to and (ii) AIG agrees to use reasonable best efforts to assist the Company to (A) obtain an amendment (the “Amendment”) to the Credit Agreement, dated as of August 26, 2014 (the “Credit Agreement”), by and among Fidelity & Guaranty Life Holdings, Royal Bank of Canada, as administrative agent, and the lenders party thereto or (B) enter into new definitive financing arrangements (the “New Financing”), in either case that provide for immediately available funds as of and following the Closing Date, which are sufficient to make all of the payments pursuant to Section 3.9 of the Company Indenture if all of the Notes were properly tendered.

(b) Notwithstanding this Section 6.07 or anything in this Agreement to the contrary, each of the parties hereto agrees that it is not a condition to the Closing that the Amendment or the New Financing be obtained.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries (i) shall be required to (A) waive or amend any terms of this Agreement, (B) incur any liability in connection with the Amendment or the New Financing prior to the Closing, (C) take any action that would require any director, officer or employee of the Company or its Subsidiaries to execute any document, agreement, certificate or instrument that would be effective prior to the Closing or (D) pay any consent or similar fees with respect to the Amendment or the New Financing that are not contingent on, and payable at, the Closing or (ii) shall execute any document, agreement, certificate or instrument relating to the Amendment or the New Financing without the prior written consent of AIG.

Section 6.08 Public Announcements. The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, (b) as may be required by the applicable rules or any listing agreement of the New York Stock Exchange or any other stock exchange on which securities of a party are listed or admitted for trading, (c) as requested in writing by any Governmental Authority or (d) to enforce its rights and remedies under this Agreement.

Section 6.09 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and its Subsidiaries specified by Parent in writing reasonably in advance of the Closing and in any event at least five (5) Business Days prior to Closing, in each case effective at the Effective Time.

Section 6.10 Employee Matters.

(a) For a period of twelve (12) months following the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide to each employee of the Company and its Subsidiaries who is an employee of the Company or a Subsidiary at the Closing Date (each such employee, a “Company Employee”), with (i) base salary and incentive opportunities (other than with respect to any equity incentive opportunities) that are, in each case, no less favorable than those applicable to each such Company Employee immediately prior to the Closing Date and (ii) retirement and welfare benefits that are not materially less favorable, in the aggregate, than those retirement and welfare benefits provided to Company Employees immediately prior to the Closing Date.

(b) Parent shall provide each Company Employee who incurs a termination of employment during the twelve (12) month period following the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the Closing Date, as set forth in Section 6.10(b) of the Company Disclosure Letter.

(c) From and after the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(d) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to give Company Employees full credit for Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to, use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

(f) Effective as of the Closing, Parent and its Affiliates (including the Surviving Corporation) shall be solely responsible for any and all obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to each individual who is an “M&A qualified beneficiary” (as defined in Treasury Regulations Section 54.4980B-9) in connection with the transactions contemplated by this Agreement as a result of such individual’s employment with the Company or any of its Subsidiaries.

(g) This Section 6.10 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.10 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) except as expressly provided by Section 6.10(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless to the fullest extent provided under the Company Certificate of Incorporation and the Company By-laws in effect on the date hereof and permitted by the DGCL all past and present directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time.

(b) From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall use reasonable best efforts to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to Parent) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of the amount set forth on Section 6.11(b) of the Company Disclosure Letter (the “Maximum Premium”); provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the Maximum Premium; provided, further, however, that in lieu of the foregoing insurance coverage, the Company (with Parent’s consent, not to be unreasonably withheld, conditioned or delayed) or Parent may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium for such “tail” insurance policy.

(c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Certificate of Incorporation and Company By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(d) This Section 6.11 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.10 and this Section 6.11.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall use all reasonable efforts to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act (or who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 6.13 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give AIG or Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct AIG’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, AIG and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14 Takeover Laws. The Company and the Company Board of Directors shall, if any state takeover Law or similar Law or any takeover-related provision in the Company Certificate of Incorporation or Company By-laws becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement (other than those arising under insurance acquisition of control Laws), use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law or such takeover-related provision in the Company Certificate of Incorporation or Company By-laws on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.15 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any Action brought by any stockholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned. Parent shall promptly advise the Company orally and in writing of any Action brought by any stockholder of AIG against AIG or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 6.16 AIG Material Adverse Effect. From the date of this Agreement until the Closing Date, in the event AIG determines in its reasonable and good faith judgment that an AIG Material Adverse Effect has occurred or would reasonably be expected to occur, AIG shall promptly notify the Company in writing of such AIG Material Adverse Effect, and AIG shall make itself reasonably available to the Company and its Representatives to discuss the facts and circumstances associated with, and the nature and extent of, such AIG Material Adverse Effect (it being understood, for the avoidance of doubt, that nothing in this Section 6.16 shall be deemed to expand or otherwise apply to AIG’s obligations under Section 6.03, including subsection (e), with the matters contemplated therein being subject solely to the provisions of such Section 6.03).

Section 6.17 Tax Matters. Any and all existing Tax sharing agreements of the Company and its Subsidiaries (other than agreements solely between the Company and any of its Subsidiaries) shall be terminated as of the Closing Date. After the Closing Date, neither the Company nor its Subsidiaries shall have any further rights or liabilities thereunder and any amounts payable to the Company or any of its Subsidiaries for any period prior to the Closing Date shall be paid to the Company or any of its applicable Subsidiaries at or prior to the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained, and if obtained by Stockholder Written Consent, the Information Statement shall have been cleared by the SEC and mailed to the Company Stockholders (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the Closing.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that makes illegal, prevents, prohibits, restrains or enjoins consummation of the Merger.

(c) Governmental Consents. The regulatory and governmental approvals set forth in Schedule 7.01(c) shall have been obtained and shall remain in full force and effect (the “Requisite Regulatory Approvals”) without, in the case of the regulatory and governmental approvals from the Iowa Insurance Division, the China Insurance Regulatory Commission and CFIUS, set forth in Schedule 7.01(c), the imposition of a Burdensome Condition by the applicable Governmental Authority (unless waived by Parent in its sole discretion).

Section 7.02 Additional Conditions to Obligations of AIG, Parent and Merger Sub. The obligations of AIG, Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article IV, in each case made as if none of such representations and warranties contained any exception or qualification relating to “material,” “materiality” or “Company Material Adverse Effect”, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that notwithstanding the foregoing, the representations and warranties in (i) Section 4.02 and Section 4.26 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) Section 4.03(a) through (c) shall be true and correct except for de minimis breaches as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) Section 4.09(b) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date. Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

Section 7.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of AIG, Parent and Merger Sub contained in Article V, in each case made as if none of such representations and warranties contained any exception or qualification relating to “material,” “materiality” or “AIG Material Adverse Effect”, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect; provided, that notwithstanding the foregoing, the representations and warranties in (i) Section 5.02 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date and (ii) Section 5.06 shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date. The Company shall have received a certificate signed by an officer of AIG on its behalf to the foregoing effect.

(b) Agreements and Covenants. AIG, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed by an officer of AIG on its behalf to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by Parent or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to use its reasonable best efforts to remove such Order;

(c) by Parent if the Stockholder Written Consent representing the Company Required Vote has not been executed and delivered to Parent prior to the expiration of the Written Consent Delivery Period;

(d) by Parent or the Company, if at the Company Stockholders Meeting, the Company Required Vote shall not have been obtained;

(e) by the Company, in accordance with Section 6.06(b) with respect to a Superior Proposal; provided, that the Company may not effect such termination unless the Company has (i) materially complied with its obligations in Section 6.06(b) and (ii) on the date of such termination tendered payment to Parent of the Company Termination Fee pursuant to Section 8.02(b) and entered into a definitive binding agreement with respect to such Superior Proposal;

(f) by Parent, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change, (ii) the Company Board of Directors shall fail to include in the Proxy Statement when mailed, the Company Recommendation, (iii) the Company Board of Directors shall have materially breached its obligations in Section 6.06, (iv) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Superior Proposal or (v) the Company shall have entered into, or publicly announced its intention to enter into, any Takeover Proposal Documentation with respect to a Takeover Proposal;

(g) by Parent or the Company, if the Merger shall not have been consummated prior to September 8, 2016 (as such date may be extended pursuant to the second proviso below, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Outside Termination Date shall be automatically extended by sixty (60) days so long as AIG, Parent and Merger Sub are not in material breach of any of their covenants or agreements contained in Section 6.03 of this Agreement, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

(h) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date, and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) sixty (60) days after the giving of written notice to the Company of such breach and (B) the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if AIG, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(i) by the Company, if (i) there has been a breach by AIG, Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) sixty (60) days after the giving of written notice to Parent of such breach and (B) the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h), or (i) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Fees and Expenses.

(a) Expense Allocation. Except as otherwise specified in Section 6.03 and this Section 8.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by the Company pursuant to Section 8.01(e) or (B) by Parent pursuant to Section 8.01(c) or Section 8.01(f), the Company shall pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of AIG, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds. If the Company Termination Fee shall be payable pursuant to clause (A) of the preceding sentence, the Company Termination Fee shall be paid on the date of such termination and if the Company Termination Fee shall be payable pursuant to clause (B) of the preceding sentence, the Company Termination Fee shall be paid no later than two (2) Business Days after the date of such termination.

(ii) If this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(d) or Section 8.01(g) or by Parent pursuant to Section 8.01(h) and (A) at any time after the date hereof and prior to the Company Stockholders Meeting, the termination of the Agreement pursuant to Section 8.01(g) or the breach giving rise to Parent’s right to terminate under Section 8.01(h), respectively, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Board of Directors or the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and such Takeover Proposal or such intent has not been publicly withdrawn or repudiated by such Person prior to the Company Stockholders Meeting, the termination of this Agreement pursuant to Section 8.01(g) or the breach, respectively, and (B) within twelve (12) months after such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall upon the earliest of the consummation of such Takeover Proposal or the entry into such definitive agreement with respect thereto, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of AIG, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds; provided, that for the purposes of this Section 8.02(b)(ii), all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”

(c) The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, AIG, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any reasonable costs and expenses (including reasonable legal fees and expenses) incurred by AIG, Parent and Merger Sub in connection with an Action that results in an Order for such amount against the Company. Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AIG, Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability (i) for any willful and material breach of this Agreement, (ii) for the failure of a party to close the Merger in accordance with Section 2.02 and Article VII hereof (provided, that for the avoidance of doubt, the foregoing shall not apply to the failure of a party to close the Merger if such party’s conditions to close the Merger set forth in Article VII have not been satisfied or waived) or (iii) for fraud; provided, that the provisions of Section 8.02(b) providing for the Company Termination Fee shall constitute an exclusive remedy with respect to the circumstances set forth therein. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of (A) an act or (B) the failure to take an act required by the terms of this Agreement, by the breaching party with knowledge (actual or constructive) that the taking of such act, or the failure to take such required act, would, or would reasonably be expected to, cause a breach of this Agreement.

Section 8.04 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the

Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, each of the Company, AIG, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact person) to the parties or sent by facsimile (providing proof of transmission and confirmation of transmission by email notice to the applicable contact person) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to AIG, Parent or Merger Sub, to

Anbang Insurance Group

Anbang Financial Center, No.6 Jianguomen Wai Avenue,

Beijing, P.R. China, 100022

Email:        general-office@anbang-international.com

Attention:  General Office

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile:  212-455-2502

Email:         lmeyerson@stblaw.com

Attention:  Lee Meyerson, Esq.

if to the Company, to

Fidelity & Guaranty Life

601 Locust Street, 14th Floor

Des Moines, IA 50309-3738

Email:         Eric.Marhoun@fglife.com

Attention:  General Counsel & Secretary

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:  212-735-2000

Email:         Todd.Freed@skadden.com

Attention:  Todd E. Freed, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:  202-393-5760

Email:         Chris.Ulery@skadden.com

Attention:  Christopher J. Ulery, Esq.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) from and after the Effective Time, each Indemnified Party and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 6.11 directly, (ii) the right of the Company on behalf of the Company Stockholders to pursue damages in the event of AIG’s, Parent’s or Merger Sub’s breach of this Agreement to the extent permitted by Section 8.03 (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Stockholders), and (iii) following the Effective Time, the right of the Company Stockholders to receive the Merger Consideration and the holders of Company Stock Rights, Fidelity & Guaranty Life Holdings stock options, Fidelity & Guaranty Life Holdings restricted stock units and Fidelity & Guaranty Life Holdings dividend equivalents to receive the payments which they have the right to receive pursuant to Section 2.07 after the Closing. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that AIG, Parent or any assignee pursuant to this Section 9.05 may assign this Agreement to (i) one wholly-owned Subsidiary in its acquisition structure prior to the date of first filing of the applications referred to in clauses (i), (ii) and (iii) of Section 6.03(c) and (ii) another such wholly-owned Subsidiary within thirty (30) days after the date of such filings; provided further, that AIG, Parent and its assignees shall not collectively make more than two (2) assignments in the aggregate pursuant to this Section 9.05 (for the avoidance of doubt, any reassignment pursuant to clause (c) of the following proviso shall not count as an assignment by AIG, Parent or any of its assignees); provided further, that (a) such assignment or assignments would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, (b) such assignment or assignments shall not relieve AIG or Parent of its obligations under this Agreement and (c) such assignment or assignments shall cease to be effective and this Agreement shall be reassigned to AIG or Parent, as applicable, if any such assignee shall cease to be a wholly-owned Subsidiary of AIG or Parent, as applicable. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 9.07 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.09, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.09 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.09 before exercising any other right under this Agreement.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Controlling Language of this Agreement. This Agreement has been negotiated and executed in the English language, and this English language execution version shall govern in all respects and prevail over any translation of the same, including for the purposes of enforcing this Agreement in any court or other tribunal.

Section 9.12 Initialization. The Company hereby authorizes any attorney of Skadden, Arps, Slate, Meagher & Flom LLP to initial on its behalf each of the pages of this Agreement, the Company Disclosure Letter, the AIG Disclosure Letter and the Exhibits hereto. AIG, Parent and Merger Sub hereby authorize any attorney of Simpson Thacher & Bartlett LLP to initial on their behalf each of the pages of this Agreement, the Company Disclosure Letter, the AIG Disclosure Letter and the Exhibits and Schedules hereto.

Section 9.13 AIG Obligation. AIG shall cause the full and complete performance by Parent of all of its obligations pursuant to the terms of this Agreement and in the event Parent does not fulfill all of its obligations pursuant to the terms of this Agreement, AIG shall unconditionally and irrevocably perform such unperformed obligations of Parent pursuant to the terms of this Agreement. AIG further agrees that its obligations set forth in the preceding sentence will not be discharged except by the full and complete performance of all of the obligations of Parent pursuant to the terms of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the provisions of Section 8.01(i) and Section 8.03 hereof shall apply mutatis mutandis to AIG with respect to any unperformed obligations of Parent or any breach of any representations or warranties of Parent in this Agreement as fully as if Parent were performing such obligations or making such representations or warranties. From and after the date hereof and for as long as any obligations of Parent remain outstanding hereunder, in the event that Parent or its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person in one or a series of transactions, then, and in each such case, AIG shall, at its option either assume, or cause such Person(s) to assume, by a written instrument entered into for the benefit of, and enforceable by, the Company or the Persons referred to in Section 9.04(b), the obligations of Parent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANBANG INSURANCE GROUP CO., LTD.

By:
Name:
Title:

AB INFINITY HOLDING, INC.

By:
Name:
Title:

AB MERGER SUB, INC.

By:
Name:
Title:

FIDELITY & GUARANTY LIFE

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]